                                                                     EXHIBIT 4.1

                             SKYNET HOLDINGS, INC.


                      AMENDED CERTIFICATE OF DESIGNATION

                     SERIES B CONVERTIBLE PREFERRED STOCK


     VJEKOSLAV NIZIC and MARTIN G. PARAVATO do hereby certify that they are the President and Secretary, respectively, of SKYNET HOLDINGS, INC., a Delaware corporation (hereinafter referred to as the "Corporation"); that, pursuant to
                                             -----------
Corporation's Certificate of Incorporation and Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions on June 17, 1999;

     WHEREAS, the Corporation filed on June 15, 1999 a Certificate of Designation with the Delaware Department of State setting forth the relative rights and preferences of the Corporation's Series B Convertible Preferred Stock (the "June 15 Series B Preferred"); and

     WHEREAS, none of the June 15 Series B Preferred has been issued or is outstanding; and

     WHEREAS, the Corporation has determined to restate its Designation of Series B Convertible Preferred Stock pursuant to Section 151(g) of the Delaware General Corporation Law; and

     WHEREAS, the Corporation has determined to file this instrument as an amended Certificate of Designation of Series B Preferred designating the rights and preferences of shares of the Corporation's Series B Convertible Preferred Stock.

     NOW, THEREFORE, the Corporation's Series B Preferred shall have the rights and preferences set forth below:

     Series B Convertible Preferred Stock.  There is hereby created a series of
     ------------------------------------
preferred stock designated as Convertible Preferred Stock, Series B (the "Series
                                                                          ------
B Preferred"), which will consist of 848,808 shares.  The Series B Preferred
-----------
shall have the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as provided below:

     (1)  Dividends and Distributions.
          ---------------------------

          (a) Beginning on the date that is eighteen (18) months from the date of the issuance of the Series B Preferred (the "Dividend Commencement Date"), the holders of shares of Series B Preferred shall be entitled to receive dividends at the following rates:

                                     Period                                    Dividend Rate
                                     ------                                    -------------
               From the Dividend Commencement Date to the first     6% per annum of the Stated Value
               anniversary of the Dividend Commencement Date        (defined below)

               From the first anniversary of the Dividend           8% per annum of the Stated Value
               Commencement Date to the second anniversary of
               the Dividend Commencement Date

               From the second anniversary of the Dividend          10% per annum of the Stated Value
               Commencement Date to the third anniversary of the
               Dividend Commencement Date

               From and after third anniversary of the Dividend     12% per annum of Stated Value
               Commencement Date

Dividends shall be fully cumulative, prior and in preference to any declaration or payment of any dividend (payable other than in the Corporation's common stock, par value $0.0001 per share (the "Common Stock")) or other distribution
                                         ------------
on any other class or series of Preferred Stock or the Common Stock of the Corporation, including without limitation the Corporation's Series A Convertible Preferred Stock (the "Series A Preferred"). The dividends on the Series B
                      ------------------
Preferred shall accrue from the Dividend Commencement Date and shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Date"), commencing on December 31, 2000, except that if any such
   -------------
date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such
                                                ----------------
dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Delaware are permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the
    ------------
Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the Series B Preferred
                         -----------
shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. The dividends shall, at the option of the Corporation, either (1) be payable in cash, or (2) accrue, and thereafter shall be payable in cash, provided, however, that at the option of the Corporation, dividends accruing from the Dividend Commencement Date through the first anniversary of the Dividend Commencement Date may be paid in cash or in shares of the Corporation's Common Stock at a rate of one share of Common Stock for each $8.00 of accrued dividends. Subject to the provisions of the preceding sentence and the next paragraph, in the absence of an election by the Board of Directors within 10 days of each Dividend Date to pay dividends in cash, the dividends shall accrue. The amount of dividends payable for any period that is shorter or longer than a full quarter shall be computed on the basis of a 360-day year of twelve 30-day months.

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     (2)  Liquidation Rights.  In the event of any liquidation, dissolution or
          ------------------
winding up of the Corporation, whether voluntary or involuntary, distributions shall be made to the holders of Series B Preferred in respect of such Series B Preferred, in the following manner:

          (a)  Series B Liquidation Preference.  The holders of the Series B
               -------------------------------
Preferred shall be entitled to be paid, prior to the payment of any amounts on account of the liquidation of the Corporation to the holders of any other class or Series of preferred stock or common stock of the Corporation, including without limitation the Series A Preferred, out of the assets of the Corporation available for distribution to holders of its capital stock, a preferred distribution as set forth below. The liquidation preference payable to the holders of the Series B Preferred shall be equal to the sum of (i) $8.00 per share (the "Stated Value"), as appropriately adjusted to reflect any stock
            ------------
split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization") of the Series B Preferred, plus (ii) all accrued or
   ----------------
declared but unpaid dividends (including any interest accrued thereon calculated through the date of liquidation) (the sum of (i) and (ii) being collectively referred to as the "Series B Liquidation Preference"). If, upon the occurrence
                    -------------------------------
of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the Series B Preferred, shall be insufficient to permit the payment to such holders of their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed to the holders of the Series B Preferred.

          (b)  Remaining Assets.  If assets are remaining after payment in full
               ----------------
of the Series B Liquidation Preference to all holders of the Series B Preferred, then the holders of any other class or series of Preferred Stock , if any, shall be entitled to their respective preferential amounts on liquidation, and thereafter the holders of the Common Stock shall be entitled to share ratably in all such remaining assets and surplus funds based on the number of shares of Common Stock held by each.

          (c)  Events Deemed a Liquidation.  For purposes of this Section 2, the
               ---------------------------
holders of a majority of the Series B Preferred then outstanding, voting together as a single class, may elect to have treated as a liquidation, dissolution or winding up of the Corporation, the consolidation or merger of the Corporation with or into any other corporation or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Corporation, or any other reorganization of the Corporation.

          (d)  Valuation of Securities and Property.  In the event the
               ------------------------------------
Corporation proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Corporation, the value of the assets to be distributed to the holders of shares of Series B Preferred shall be determined in good faith by the Board of Directors. Any securities not subject to the terms of an investment letter or similar restrictions on free marketability shall be valued as follows:

               (i) If traded on a national securities exchange or the NASDAQ National Market System ("NASDAQ/NMS"), the value shall be deemed to be the
                              ----------
     average
     of the security's closing prices on such exchange or NASDAQ/NMS over the thirty (30) calendar day period ending three (3) days prior to the distribution;

               (ii) If actively traded over-the-counter (other than NASDAQ/NMS), the value shall be deemed to be the average of the closing prices over the thirty (30) calendar day period ending three (3) days prior to the distribution; and

               (iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board of Directors. The holders of at least 50% of the outstanding Series B Preferred shall have the right to challenge any determination by the Board of Directors of fair market value pursuant to this Section 2(d), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Corporation and the challenging parties.

     (3)  Conversion.  The Series B Preferred is subject to conversion at the
          ----------
times and on the terms set forth in this Section 3:

          (a)  Right of Holder to Convert.

               (i)  Election to Convert. The Series B Preferred shall initially
                    -------------------
be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the Series B Preferred, into that number of fully paid and nonassessable shares of Common Stock as would equal, (A) the aggregate Stated Value of the Series B Preferred to be converted, divided by (B) $8.00. Upon conversion, the aggregate amount of all accrued or declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion) on the Series B Preferred shall added to the aggregate Stated Value of the Series B Preferred to be converted and converted into Common Stock at the same conversion rate set forth above.

               (ii) Mechanics of Conversion.  Before a holder of Series B
                    -----------------------
Preferred shall be entitled to convert the same into shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of the Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to such holder on account of any fractional share, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series B Preferred to be converted, and the holder or holders entitled to receive the shares of

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Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (b)  Conversion At Option of Corporation.

               (i)  Events Triggering Corporation's Right to Require Conversion.
                    -----------------------------------------------------------
In the event the average closing price of the Common Stock (the closing price of such stock if the Common Stock shall be traded at such time on a national exchange or the NASDAQ/NMS, or the closing bid price of the Common Stock if traded over-the-counter (other than NASDAQ/NMS) at such time) for any period of ten (10) consecutive trading days is equal to or exceeds 200% of the Conversion Price, the Corporation may require the holders of Series B Preferred to convert such shares to Common Stock, provided, however, that the resale of the Common Stock issuable upon the conversion of the Series B Preferred pursuant to this Subsection 3(b) shall be registered on a then-effective registration statement filed pursuant to the Securities Act of 1933, as amended. The Series B Preferred Stock convertible pursuant to this Subsection 3(b) shall be converted into that number of shares of Common Stock equal to the aggregate Series B Liquidation Preference of all issued and outstanding shares of Series B Preferred divided by the Conversion Price.

               (ii) Mechanics of Conversion at Option of Corporation. In the
                    ------------------------------------------------
event the Corporation elects to exercise its right to require the holders of the Series B Preferred to convert their Series B Preferred to Common Stock, the Corporation shall give written notice to all holders thereof of its election to require such conversion. The Corporation shall, as soon as practical after such notice, issue and deliver to each holder of the Series B Preferred a certificate for the number of shares of Common Stock into which such holder's Series B Preferred is convertible as aforesaid and a check payable to such holder in the amount of fractional shares as provided in Subsection 3(d), if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the Conversion Notice, and a holder entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (c)  Adjustment of Conversion Price.

               (i)  Subdivisions, Combinations, or Consolidations of Common
                    -------------------------------------------------------
Stock. In the event the outstanding shares of Common Stock shall be subdivided,
-----
combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

               (ii) Reclassifications.  In the case, at any time after the date
                    -----------------
hereof, of any capital reorganization or any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), the shares of the Series B Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation or merger be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation or merger such holder had converted its shares of the Series B Preferred Stock into Common Stock.

               (iii) Certificate as to Adjustments.  Upon the occurrence of each
                     -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of each the Series B Preferred so adjusted a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a the Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

          (d)  Status of Converted Stock.  In case any shares of the Series B
               -------------------------
Preferred shall be converted pursuant to Section 3 hereof, the shares so converted shall, at the option of the Corporation, be canceled, and, if not canceled, shall not be reissuable as shares of Series B Preferred but shall be part of the authorized but unissued capital stock of the Corporation.

          (e)  Fractional Shares.  In lieu of any fractional shares to which the
               -----------------
holder of the Series B Preferred would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors in the good faith exercise of its reasonable business judgment.

          (f)  Miscellaneous.  All calculations under this Section 3 shall be
               -------------
made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

          (g)  No Impairment.  The Corporation will not, through any
               -------------
reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred against impairment.

          (h)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (i)  Registration of Stock Issuable Upon Conversion.  The Corporation
               ----------------------------------------------
shall use its best efforts to register for public resale all of the Common Stock which may be issued upon the conversion of the Series B Preferred by filing a registration statement with the Securities and Exchange Commission not later than June 17, 2000. The terms of such registration will be set forth in full within a Registration Rights Agreement executed by the Corporation and the holders of the Series B Preferred.

     (4)  Redemption of Series B Preferred.

          (a)  Optional Redemption. The Corporation shall have the right to
               -------------------
redeem any or all of the issued and outstanding Series B Preferred from time to time by giving fifteen (15) days' written notice (the "Redemption Notice") to
                                                       -----------------
all holders thereof. Following receipt of a Redemption Notice, all holders of the Series B Preferred shall have the right to convert their shares of Series B Preferred on the terms set forth in Section 3(a) above, provided, however, that the requirement that such shares have been issued for not less than one year shall not apply to any such conversion.

          (b)  Mandatory Redemption.  If at any time while any Series B
               --------------------
Preferred shall be outstanding the Corporation shall offer to the public, on an underwritten basis for its own account, any newly-issued debt or equity securities (an "Underwritten Offering"), any holders of Series B Preferred who
                ---------------------
were issued in excess of $600,000 in original aggregate Stated Value of Series B Preferred shall have the right, subject to the provisions of this Section 4(b), to require the Corporation to use the proceeds of the Underwritten Offering to redeem all or part of such holder's Series B Preferred Stock. A holder's right to require redemption of such holder's Series B Preferred shall be subject at all times to the reasonable discretion of the lead underwriter of the Underwritten Offering to object to the use of some or all of the proceeds of such offering to redeem the Series B Preferred. In the event the proceeds available from the Underwritten Offering are not, in the discretion of the lead underwriter, sufficient to redeem fully all of the Series B Preferred which holders wish to have redeemed: (i) the priority of such redemption shall be first, on a pro rata basis among Series B Preferred held at such time by MIP and GPP, and second, on a pro rata basis among the Series B Preferred held by the Carson Trust and Williams; and (ii) the rights set forth in this Section 4(b) shall continue in place as to any such future Underwritten Offering until all of the Series B Preferred shall have been redeemed or converted.

          (c) In the event the Corporation shall redeem any of the Series B Preferred hereunder, the Corporation shall remit to the holders of any such shares an amount per share, in cash, equal to the Stated Value of the shares plus the accrued and declared but unpaid dividends on such shares, upon the Corporation's receipt of the certificates evidencing the shares redeemed.

     (5)  Restrictions on Transfer of Common Stock.

          The resale or other transfer of the Common Stock issuable upon the conversion of the Series B Preferred by any holder thereof shall be subject to the following limitations:

               (i) No Shares of Common Stock issuable upon the conversion of the Series B Preferred may be resold by the holder thereof prior to the ninetieth (90th) day following the conversion of such holder's Series B Preferred (the "Conversion Date").
                ---------------

               (ii) In each of the four calendar quarters commencing with the calendar quarter during which the ninetieth (90th) day following any share's Conversion Date shall occur, the holder of such Common Stock may transfer not more than twenty-five percent (25%) of the aggregate number of shares of Common Stock issued to such holder on the Conversion Date applicable to such shares.

     (6)  Voting Rights.  Except as otherwise required by law or by Section 9,
          -------------
the holders of the Series B Preferred issued and outstanding shall not be entitled to a vote.

     (7)  Notices of Record Date.  In the event of any taking by the Corporation
          ----------------------
of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of the Series B Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend distribution or right.

     (8)  Notices.  Any notice required by the provisions of the Certificate to
          -------
be given to the holders of the Series B Preferred shall be deemed given when deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation, or upon actual receipt when personally delivered or sent by overnight or other courier delivery.

     (9)  Protective Provisions.  So long as any shares of the Series B
          ---------------------
Preferred are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority in interest of the Series B Preferred then outstanding, voting as a separate class, take any action that:

               (i) alters the rights, preferences or privileges of the Series B Preferred;

               (ii) increases or decreases the authorized number of shares of Series B Preferred of the Corporation;

               (iii) creates any new class or series of shares that has a preference over or is on a parity with the Series B Preferred with respect to voting, dividends or liquidation preferences, or any other rights and/or remedies;

               (iv) reclassifies stock into shares having a preference over or parity with the Series B Preferred with respect to voting, dividends or liquidation preferences, or any other rights and/or remedies; or

               (v) authorizes any dividend or other distribution other than with respect to the Series B Preferred.

     (10) Specific Enforcement.  The Company agrees that the rights created by
          --------------------
this designation are unique, and that the loss of any such right is not susceptible to monetary quantification. Consequently, the Company agrees that an action for specific performance (including for temporary and/or permanent injunctive relief) of the obligations created by this designation is a proper remedy for the breach of the provisions of this designation, without the necessity of proving actual damages. If any holder of the Series B Preferred is forced to institute legal proceedings to enforce its rights in accordance with the provisions hereof, such holder, if he prevails, shall be entitled to recover from the Company his reasonable expenses, including attorneys' fees, incurred in connection with any such action.

     This Certificate may be delivered by facsimile and executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Consent.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary and the corporate seal to be affixed hereto, this 17th day of June, 1999.

                                   SKYNET HOLDINGS, INC.


                                   /s/ VJEKOSLAV NIZIC
                                   -------------------------------------
                                   VJEKOSLAV NIZIC
Date: _________________________    President


Attest:

                                   /s/ MARTIN G. PARAVATO
                                   -------------------------------------
                                   MARTIN G. PARAVATO
Date: _________________________    Secretary